EXHIBIT 5.1
                                  [Letterhead]
                                  May 30, 2001
Genus,  Inc.
1139  Karlstad  Drive
Sunnyvale,  California  94089

     RE:  REGISTRATION  STATEMENT  ON  FORM  S-3

Ladies  and  Gentlemen:

     We have examined the registration statement on Form S-3 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of a resale offering of 4,003,310 shares of your common stock and shares of common stock to be issued upon the exercise of warrants to purchase common stock. As your counsel, we have examined the proceedings proposed to be taken in connection with the sale and issuance of the above-referenced securities.

     It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the shares, including the proceedings being taken in order to permit such transaction to be carried out in accordance with applicable state securities laws, the Shares, when issued and sold in the manner described in the registration statement and in accordance with the resolutions adopted by the Board of Directors of the Genus, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the registration statement, and further consent to the use of our name wherever appearing in the registration statement, including the prospectus constituting a part thereof, and any amendment thereto.

                             Very  truly  yours,

                             WILSON SONSINI GOODRICH & ROSATI
                             Professional  Corporation
                             /s/  WILSON  SONSINI  GOODRICH  &  ROSATI